UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2014

CBIZ, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32961	22-2769024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6050 Oak Tree Boulevard, South, Suite 500 Cleveland, Ohio	44131
(Address of principal executive offices)	(Zip Code)

216-447-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective July 28, 2014, CBIZ Operations, Inc. and CBIZ, Inc. (collectively, the “Company”) entered into a Credit Agreement (“Credit Facility”) dated as of July 28, 2014 by and among the Company, Bank of America, N.A., as administrative agent and bank, and other participating banks. The Company replaced its $275 million unsecured credit facility a new $400 million unsecured Credit Facility.

Below is a summary of the significant terms and changes from the existing facility:

•	The maturity date for the new credit facility will be five years from closing (July 2019);

•	Pricing has been reduced by 25 basis points;

•	Total leverage ratio will continue to be set at 3.50x; senior leverage test will be eliminated;

•	Total leverage can be increased under certain circumstances;

•	Share repurchases are unlimited when total leverage is less than 3.0x; when leverage is greater than 3.0x, annual share repurchase basket is $25 million (increased from $15 million);

•	Other investments basket increased from $10 million to $15 million;

•	Other permitted debt baskets increased by 50%.

A copy of the Credit Agreement is filed herewith as Exhibit 10.1

Item 2.02	Results of Operations and Financial Condition.

On July 29, 2014, CBIZ, Inc. (the “Company”) issued a press release announcing its financial results for the three and six months ended June 30, 2014. A copy of the press release was furnished as Exhibit 99.1 on a Form 8-K dated July 29, 2014. A transcript of CBIZ’s earnings conference call held on July 29, 2014 is furnished herewith as Exhibit 99.1. The exhibit may contain, and may implicate, forward-looking statements regarding the Company and include cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

Item 7.01	Regulation FD Disclosure.

The accompanying Exhibit 99.1 may contain information subject to Regulation FD of the Securities and Exchange Act of 1934.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement dated as of July 28, 2014 by and among CBIZ Operations, Inc., CBIZ, Inc., and Bank of America, N.A., as agent, lender, issuing bank, and the other financial institutions from time to time party to the Credit Agreement.

99.1	Transcript of earnings conference call held on July 29, 2014, discussing CBIZ’s financial results for the three and six months ended June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 1, 2014	CBIZ, INC.

	By:	/s/ Ware H. Grove
	Name:	Ware H. Grove
	Title:	Chief Financial Officer